Exhibit 99.1

Internal Memorandum

Date: FRIDAY, OCT. 30, 2020

To:	Delta Colleagues Worldwide
From:	Ed Bastian, CEO
Subject:	Paul Jacobson

This week, E.V.P. and Chief Financial Officer Paul Jacobson shared with me that he will move forward with his plans from earlier this year and will be departing Delta effective Nov. 15 to join General Motors as CFO.

Earlier this year, Paul delayed his decision to retire from Delta to help address the financial impact of the pandemic. Since then he has led the team that has, among other things, raised nearly $30 billion in liquidity – a cushion that is essential to weathering the storm and positioning Delta to lead the industry in the recovery from the pandemic. He has worked tirelessly throughout this year to save costs and protect our future, and I appreciate his leadership through some of the darkest days of Delta’s history.

Paul joined Delta in 1997 and was named Chief Financial Officer in 2012. In his time here, he has built a world-class financial team, which will be focused on restoring our investment-grade balance sheet and keeping Delta strong in the months and years to come.

We will be conducting a global search for a replacement as well as considering internal candidates. In the interim, Gary Chase, S.V.P. – Business Development & Financial Planning, and Bill Carroll, S.V.P. – Finance & Controller, will serve as Co-Chief Financial Officers, jointly leading the Finance team.

Please join me in wishing Paul the very best in the next chapter of his career and thanking him for the great contributions he has made to establish Delta as the leading airline in our industry.

Ed